Exhibit 10.21
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 26th day of October, 2005 (the “Signing Date”), by and between Continental Casualty Company, an Illinois insurance company (the “Company”), and James R. Lewis (“Executive”);
WITNESSETH:
     WHEREAS, the Company wishes to employ Executive as Executive Vice President and President & Chief Executive Officer of Property and Casualty Operations, of the Company with senior management level responsibility for the principal business units and wholly-owned insurance subsidiaries of the Company, such wholly-owned insurance subsidiaries being hereinafter referred to collectively as the “CNA insurance companies,” and Executive wishes to accept and agree to such employment under the terms and conditions set forth hereinbelow.
     NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:
     1. Employment Term. The Company and Executive agree that the Company shall employ Executive to perform the duties of Executive Vice President and President & Chief Executive Officer of Property and Casualty Operations, for the period commencing on January 1, 2006 (“Effective Date”) and ending on December 31, 2008, or such earlier date as of which Executive’s employment may be terminated in accordance with Section 6 hereof (said period the “Term”). The covenants set forth in Sections 7, 8, 9, 10, 11, 12, 13, and 14 shall survive the Term of this Agreement.
     2. Duties of Executive.
     (a) Executive shall perform the duties and responsibilities of Executive Vice President and President & Chief Executive Officer of Property and Casualty Operations of the CNA insurance companies as defined and directed by the Company’s Chief Executive Officer (hereinafter “CEO”). Executive shall report to the CEO. Executive may at the Company’s discretion be elected to and shall serve as a member of the Board of Directors of one or more of the CNA insurance companies, and if so elected Executive agrees to serve on such boards in such capacity without additional compensation. Executive further agrees to resign any such position on such Boards upon the termination of his employment with the Company for any reason; provided, however, that nothing in this Agreement shall require that any CNA insurance companies elect Executive to its board of directors. Executive may also be elected as an executive officer of CNA Financial Corporation (“CNAF”), a publicly-traded company that is the indirect parent of the Company, and if so elected Executive agrees to serve in such capacity for the term of this Agreement or any portion thereof without additional compensation; provided, however, that nothing in this Agreement shall require that CNAF elect or maintain Executive in any such position.
     (b) Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Executive Vice President and President & Chief Executive Officer of Property Casualty Operations, as well as such other specific duties and responsibilities as the CEO shall assign or designate to Executive from time to time not inconsistent with Executive’s status. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein and shall not, without the prior written consent of the CEO, accept other employment or render or perform other services, nor shall he have any direct or indirect ownership interest in any other business which is in competition directly or indirectly with the business of the Company, the CNA insurance companies or CNAF, other than in the form of publicly traded securities constituting less than five percent (5%) of the outstanding securities of a corporation (determined by vote or value) or limited partnership interests constituting less than five percent (5%) of the value of any such partnership. The foregoing shall not preclude Executive from engaging in charitable, professional, and personal investment activities, provided that, in the judgment of the CEO, such activities do not interfere with the performance of his duties and responsibilities hereunder.
     3. Compensation.
     (a) During the Term, the Company shall pay to Executive for the period he is employed by the Company hereunder, an annual base salary of $800,000.00 (the “Base Compensation”). The Base Compensation shall be payable not less frequently than in monthly increments. At the discretion of the CEO and/or the Incentive Compensation Committee (the “Committee”) of CNAF’s Board of Directors, such salary rate may be increased annually during the term of the Agreement, beginning in 2006, based on market considerations, responsibilities and Executive’s performance. In no event shall Executive’s salary rate be reduced to an amount that is less than the amount specified in this Section 3(a) without Executive’s written consent, or to an amount that is less than the amount that he was previously receiving without Executive’s written consent.
     (b) The Executive shall be eligible for an annual incentive cash award (“Bonus”) pursuant to the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”). Subject to the approval of the Committee, the Executive’s target Bonus thereunder shall not be less than the rate of one-hundred percent (100%) of his Base Compensation and his maximum bonus shall not be more than the greater of (i) two hundred percent (200%) of his base compensation or (ii) $1,600,000 for each twelve month bonus period. In no event shall the target Bonus be reduced without the Executive’s written consent. The amount of the Bonus shall be based on the assessment by the CEO and/or the Committee of Executive’s performance, and shall be determined and payable in accordance with the terms of the Plan as set forth in the Plan documents; however, if Executive is a proxy-named officer, the amount of the Bonus shall be based on the Committee’s assessment in its sole discretion of Executive’s performance, and shall be determined and payable in accordance with the terms of the Plan, as set forth in the Plan documents. Determination of the Company and/or CNAF’s net operating income (“NOI”) for purposes of calculating Executive’s Bonus shall be made by the Company, subject to the approval of the Committee. The Committee shall have unlimited negative discretion under the Plan to decrease the amount of Executive’s Bonus for any year.
     (c) Subject to the approval of the Committee, Executive shall be eligible to receive a long-term Incentive cash award, in accordance with the terms of the Plan, as may be in effect during the Term or such other long term incentive plan as the Company may from time to time adopt for its senior officers. The Executive’s target long-term incentive cash award target shall be 25 percent (25%) of his Base Compensation during the three year performance period as determined by the Company and/or the Committee. In no event shall the target award be reduced without the Executive’s written consent. Actual payout of the long-term incentive cash award may range from 0% to 200% of target, based on the Company’s overall business results and performance as determined by the Committee in its sole discretion.
     (d) Subject to the approval of the Committee, Executive shall be awarded a minimum stock option grant of 30,000 shares or equivalent (stock appreciation rights (“SARs’) paid in stock) of CNA Financial Corporation (“CNAF”) common stock annually beginning with the 2006 performance year, during the term of Executive’s employment under this Agreement. Such annual grant may be increased at the recommendation of the CEO and upon approval of the Committee, subject to share availability. Executive’s rights with respect to shares awarded hereunder shall be subject to the terms of the Plan, share availability and approval by the Committee.
     (e) For avoidance of doubt respecting awards to Executive under Section 3(b), 3(c), and 3(d) hereof, the Committee shall retain such discretion as may be provided under the Plan to satisfy Section 162(m) of the Internal Revenue Code of 1986 (“Code”) or any successor provision. The Company may defer the payment of all compensation to which Executive is entitled hereunder or otherwise to enable it to comply with Section 162(m) of the Code or any successor provision with respect to deductibility of executive compensation. Subject to Section 162(m) of the Code and any other applicable laws or regulations as interpreted by the Company, deferred compensation may be credited to the Executive’s SES-CAP account and, if so credited, shall be subject to the terms thereof.
     (f) Executive’s pensionable earnings under the CNA Retirement Plan, the CNA Supplemental Executive Retirement Plan (“SERP”), the Savings & Capital Accumulation Plan (“S-CAP”), and the CNA Supplemental Savings & Capital Accumulation Plan (“SES-CAP”) will be calculated and payable as specified in the respective plan documents, as amended from time to time, and also subject to the requirements of any other applicable laws or regulations as interpreted by the Company.
     (g) All payments due under this Agreement shall be subject to withholding as required by law.
     (h) To the extent that any of the payments under this Agreement including without limitation under Section 6 hereof, are governed by Section 409A of the Internal Revenue Code (the “Code”) of 1986, as amended, the parties will work together in good faith to amend any provisions necessary for compliance in a manner that maintains the basic financial provisions of this Agreement.

     4. Other Benefits. During the period of his employment with the Company hereunder, executive shall be entitled to continue to participate in the various benefit plans, programs or arrangements established and maintained by the Company from time to time and applicable to senior executives of the Company such as, but not by way of limitation, medical benefits, dental benefits, life insurance, long-term disability insurance, both qualified and supplemental defined contribution plans, and to receive all fringe benefits made available to senior executives of the Company, including but not necessarily limited to club membership and tax return preparation. Executive’s entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions of the Company’s policies with regard to such plans, programs or arrangements as adjusted by the Company from time to time in its sole discretion. Executive shall not be eligible for paid time off (“PTO”) under the Company’s PTO policy. In the event of termination of employment, Executive’s severance shall be determined solely in accordance with Section 6 hereof.
     5. Expense Reimbursement. Executive shall continue to be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general travel and business reimbursement policies adopted by the Company as adjusted from time to time. Executive shall report all such expenditures not less frequently than monthly, accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.
     6. Termination of Employment. If Executive’s employment with the Company shall terminate during the term of this Agreement, the following conditions set forth herein shall apply with respect to the Executive’s compensation and benefits hereunder. Either party may terminate Executive’s employment with the Company during the term of this Agreement by written notice to the other party, effective as of the date specified in such notice and Executive’s employment shall automatically terminate in the event of Executive’s death. Upon termination of Executive’s employment during or at the end of the term of this Agreement, the rights of the parties under this Agreement shall be determined pursuant to this Section 6. All payments to be made hereunder shall be made either to Executive or to his personal representatives, heirs or beneficiaries, as the case may be. In the event of Executive’s termination during the term of this Agreement, unless otherwise specified in this Agreement Executive’s rights, if any, under any of the Company’s defined contribution, benefit, incentive or other plans of any nature shall be governed by the respective terms of such plans.
     6.1 Death and Disability. In the event of the death of Executive or, at the Company’s election, in the event of his Permanent Disability (as defined below) during the term of this Agreement, provided it has not already terminated, Executive’s employment shall terminate; provided, however, that:
     (a) The Company shall make payment to Executive or his personal representatives, heirs or beneficiaries as the case may be, as follows:
(i) within 30 days after such termination his: (1) unpaid base salary and current year’s target Bonus and CNA long-term incentive cash award prorated to the date of termination; (2) any previous year’s unpaid Bonus based upon actual or discretionary payouts, if any; and (3) unpaid cash entitlements, if any, earned by Executive or payable to his beneficiaries as of the date of termination which, pursuant to the terms of any applicable Company plan or program (which unpaid cash entitlements shall not include any unpaid Bonus or any unpaid long-term incentive cash award or other award under the Incentive Compensation Plan), accrued prior to the date of termination.
     (ii) In the event that the termination occurs during a Performance Period (as defined under the Incentive Compensation Plan) with respect to which the Committee has not yet made a future stock option grant to which Executive is entitled hereunder or equivalent (SARs paid in stock), or affirmatively determined not to make an award pursuant to subsection 3(d) of this Agreement, an amount equal to the cash equivalent, as of the date of termination and without any present value discount of the target amount referred to in subsection 3(d) for such Performance Period multiplied by a fraction, the numerator of which is the number of days in such Performance Period through and including the date of termination and the denominator of which is the total number of days in such Performance Period. For the purpose of this Section 6.1(a)(ii), the cash equivalent of a future stock option grant to which Executive is entitled hereunder or equivalent (SARs paid in stock) shall be equal to 48% of the fair market value of the number of shares of stock to be covered by the future stock option grant or equivalent (SARs paid in stock), determined based on the on the fair market value of the stock on the date of termination, and then discounted from January 1 of the year for which the stock option grant or equivalent (SARs paid in stock) would have been granted to the date of termination using an interest rate equal to the prime rate for the date of termination as reported in The Wall Street Journal (Midwest Edition). Fair market value of the stock shall be determined by taking the average of the highest and lowest sales prices of the stock on the date of termination, as reported as the New York Stock Exchange-Composite Transactions for such day, or if the stock was not traded on the New York Stock Exchange on such day then on the next preceding day on which the stock was traded, all as reported by The Wall Street Journal (Midwest Edition) under the heading New York Stock Exchange-Composite Transactions, or, if the stock ceases to be listed on such exchange, as reported on the principal national securities exchange or national automated stock quotation system on which the stock is traded or quoted, but in no event shall the price be less than the par value of the stock; and
     (iii) Any unexercised stock option grant to which Executive is entitled hereunder or equivalent (SARs paid in stock) held by Executive upon termination of employment may be exercised by Executive (or his heirs or personal representative) following such termination to the extent of the sum of the number of shares with respect to which each such stock option grant to which Executive is entitled hereunder or equivalent (SARs paid in stock) was vested but unexercised immediately prior to such termination, plus an additional number of shares determined by multiplying the unvested portion of such stock option grant or equivalent (SARs paid in stock) by the fraction described in subsection 6.1(a)(ii), and rounded to the next higher number of whole shares. Such prorated portion of each such stock option grant or equivalent (SARs paid in stock) shall fully vest upon termination and may be exercised through the one-year anniversary of such date of termination but not thereafter, and in no event later than the date on which such stock option grant or equivalent (SARs paid in stock) would expire if Executive had remained employed by the Company. Other stock options held by Executive may be exercised during the same period, but only to the extent vested under the terms of each such award. If applicable, the provisions of this subsection 6.1(a)(iii) shall supercede any contrary provision in any other agreement with Executive governing any stock option grant or equivalent (SARs paid in stock) or other incentive award.
     (b) For purposes of this Agreement, the term “Permanent Disability” means a physical or mental condition of Executive which, as determined by the CEO based on and consistent with available medical information, is expected to continue beyond 26 weeks and which renders Executive incapable of performing any substantial portion of the services contemplated hereunder with reasonable accommodation compatible with the fulfillment of his duties as described in Section 2 hereinabove.

     6.2 Termination for Cause by the Company. In the event that Executive shall engage in any conduct which the CEO in his sole discretion shall determine to be “Cause,” as defined herein, he shall be subject to termination forthwith. For purposes of this Agreement, Cause shall mean engaging in or committing: (i) any act which would constitute a felony or other act involving fraud, dishonesty, moral turpitude, unlawful conduct or breach of fiduciary duty; (ii) a substantial breach of any material provision of this Agreement; (iii) willful or reckless misconduct in the performance of the Executive’s duties; or (iv) the habitual neglect of duties; provided however, that, for purposes of clauses (iii) and (iv), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of the Company (without any intent by the Executive to gain, directly or indirectly, a profit to which he was not legally entitled). If the Executive agrees to resign from his employment with the Company in lieu of being terminated for Cause, he may be deemed to have been terminated for Cause for purposes of this Agreement.
     Upon terminating the Executive for Cause, other than paying the Executive within 30 days of such termination his: (i) unpaid base salary prorated to the date of termination and (ii) unpaid cash entitlements, if any, earned and accrued pursuant to the terms of any applicable Company plan or program (which unpaid cash entitlements shall not include any unpaid Bonus or any unpaid long-term incentive cash award or other award under the Incentive Compensation Plan) prior to the date of the date of termination, the Company shall have no further obligations whatsoever to Executive under this Agreement. In the event of termination for Cause, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13, subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. The CEO shall, in his discretion but in consultation with the Board of Directors of CNAF, determine whether, in light of all surrounding circumstances, (i) any additional compensation should be paid to the Executive as a result of Executive being bound by the provisions of Section 9 hereinbelow in the event of his termination for Cause and (ii) any modification to the requirements of said Section 9 in relation to the Executive should be made.
     6.3 Termination by the Company Without Cause / Termination by Executive for Good Reason. In the event Executive’s employment is terminated by the Company “Without Cause” (as that term is defined hereinbelow), or in the event Executive terminates his employment for “Good Reason” (as that term is defined hereinbelow):

     (a) The Company shall pay to Executive severance consisting of an amount equal to the 24 months of the Executive’s Base Compensation, and two (2) times Executive’s annual target Bonus. The severance shall be payable not less frequently than in equal monthly installments following such termination. The Company shall also pay the Executive (i) within 30 days of his termination, his unpaid base salary, prorated to the date of termination; (ii) at the time of the scheduled March payout date, current year’s target Bonus and any CNA long-term incentive cash award payable hereunder, prorated to the date of termination; and (iv) within 30 days of his termination, unpaid cash entitlements, if any, earned and accrued pursuant to the terms of any applicable Company plan or program prior to the date of the date of termination (which unpaid cash entitlements under this Section 6.3(a)(iv) shall not include any unpaid Bonus or any unpaid long-term incentive cash award or other award under the Plan). Executive agrees to be bound by the covenants set forth in Sections 7 through 13 hereof prior to, as of and subsequent to the termination date. In addition, Executive shall continue to participate, at the active employee rates, in such health benefits plans in which he is enrolled throughout the term of the payments set forth in this Section 6.3(a), up to a maximum of 24 months, with said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled. Other than as set forth in this Section 6.3 (a), the Company shall have no further obligations to Executive under this Agreement in the event of a termination of Executive’s employment by the Company Without Cause or any termination of Executive’s employment by Executive for Good Reason.
     (b) Any unexercised stock option grant or equivalent (SARs paid in stock) held by Executive upon termination of his employment shall be fully vested on the date of termination and may be exercised by Executive at any time up to the first anniversary of Executive’s date of termination but not thereafter, and in no event later than the date on which such stock option grant or equivalent (SARs paid in stock) would expire if Executive had remained employed by the Company). If applicable, the provisions of this subsection 6.3(b) shall supercede any contrary provision in any other agreement with Executive governing any stock option grant or equivalent (SARs paid in stock) or other option or other right under the Incentive Compensation Plan.

     (c) “Good Reason” as set forth herein is defined as a reduction in the rate of Executive’s base salary, annual incentive target or long-term incentive cash target compensation, a required relocation of his personal residence to another geographical area outside of the geographical area where the Company’s home office is located without Executive’s consent, a change in Executive’s direct reporting relationship to the CEO or other involuntary loss of position as described herein (other than as a result of a termination by the Company for Cause) or a substantial diminution in Executive’s duties and responsibilities without Executive’s consent.
     (d) “Without Cause” as set forth herein is defined as a termination of the Executive’s employment by the Company for any reason not described or referenced in subsections 6.1 and 6.2.
     (e) In the event of any termination of employment as described in this Section 6.3, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any severance or other payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto.
     6.4 Voluntary Resignation by Executive. In the event that Executive’s employment is voluntarily terminated by Executive other than pursuant to subsection 6.3 or as a direct result of his death or Permanent Disability (as described in subsection 6.1), the Company shall have no further obligations to Executive under this Agreement other than paying the Executive within 30 days of such termination his: (i) unpaid base salary prorated to the date of termination and (ii) unpaid cash entitlements, if any, earned and accrued pursuant to the terms of any applicable Company plan or program (which unpaid cash entitlements shall not include any unpaid Bonus or any unpaid long-term incentive cash award or other award under the Plan) prior to the date of termination. In the event of termination of employment as described in this Section 6.4, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 13 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively.

     6.5 Expiration of Agreement.
     (a) On or before December 31, 2008, the Company may offer to Executive a term of employment commencing on January 1, 2009 (“Offer”). If the Company does not make an Offer to Executive by December 31, 2008, then the Executive’s employment shall terminate on December 31, 2008 and Executive shall receive all amounts and benefits set forth in Section 6.3.
     (b) If the Company makes an Offer by December 31, 2008 and the Company and Executive have not mutually agreed to the terms of, and entered into, a new agreement prior to December 31, 2008, Executive’s employment shall terminate on December 31, 2008 and the Company shall pay to Executive severance consisting of an amount equal to the 12 months of the Executive’s Base Compensation, and Executive’s annual target Bonus. The severance shall be payable not less frequently than in equal monthly installments following such termination. The Company shall also pay the Executive (i) within 30 days of such termination, his unpaid base salary, prorated to the date of termination; (ii) at the time of the scheduled March payout date, current year’s target Bonus and any CNA long-term incentive cash award payable hereunder, prorated to the date of termination; and (iv) within 30 days of his termination, unpaid cash entitlements, if any, earned and accrued pursuant to the terms of any applicable Company plan or program prior to the date of the date of termination (which unpaid cash entitlements under this Section 6.5(b)(iv) shall not include any unpaid Bonus or any unpaid long-term incentive cash award or other award under the Plan). Executive agrees to be bound by the covenants set forth in Sections 7 through 13 hereof prior to, as of and subsequent to the termination date. In addition, Executive shall continue to participate, at the active employee rates, in such health benefits plans in which he is enrolled throughout the term of the payments set forth in this Section 6.5(b), up to a maximum of 12 months, with said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled. Other than as set forth in this Section 6.3 (a), the Company shall have no further obligations to Executive under this Agreement in the event of a termination of Executive’s employment pursuant to this Section 6.5.
     6.6 Other Benefits. In the event that Executive’s employment is terminated pursuant to Sections 6.1, 6.2 or 6.4, Executive’s coverage under the Company’s short-term disability plan, shall end on the date of such termination of employment; Executive’s coverage under the

Company’s long-term disability plan shall end on the last day of the month in which such termination of employment occurs; and Executive’s coverage under the Company’s non-contributory and contributory life, dependent life and accidental death and dismemberment plans shall end on the last day of the month in which such termination occurs. In the event that Executive’s employment is terminated pursuant to Section 6.3, the foregoing provisions of this Section 6.6 shall also apply, except that Executive’s coverage under the Company’s contributory life, dependent life and contributory accidental death and dismemberment plans shall continue through the end of any applicable severance period, upon payment of the applicable premium.
     6.7 Release. Executive acknowledges that the severance benefits set forth in Section 6 hereof represent significant additional benefits as compared to those available to the Company’s employees in general. As a condition precedent to receiving any payments or other benefits pursuant to Section 6 of this Agreement, Executive agrees to sign a full and complete release in a form acceptable to the Company releasing the Company, its subsidiaries and affiliates and their directors, officers and employees of any and all claims, both known and unknown, as of the date of Executive’s termination of employment with the Company. In the absence of Executive’s execution and delivery to the Company of such a release in a form satisfactory to the Company, the Company shall have no obligation to Executive to make any payments or provide any other benefits as provided for in said Section 6.
     7. Confidentiality. Executive agrees that while he is employed by the Company, and at all times thereafter, Executive shall not reveal or utilize “confidential information” (as that term is defined in Section 8 of this Agreement) and learned during the course of or as a result of his employment which relates to: (a) the Company and/or any other business or entity in which the Company during the course of the Executive’s employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; and (b) the Company’s customers, employees, agents, brokers and vendors. The Executive acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon the termination of his employment Executive shall return all confidential information and any copies thereof to the Company, whether it exists in written, electronic, computerized or other form.

     8. “Confidential Information” Defined. For purposes of this Agreement “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business operations, performance and other information of the Company or other entities as described in Section 7 above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.
     9. Competition. Executive hereby agrees that, while he is employed by the Company, and for a period of 12 months following the date of his termination of employment with the Company for any reason except that such period shall be for twenty-four (24) months in the case of a termination of Executive’s employment pursuant to Section 6.5(b) hereof (in either case, the “Restriction Period”), he will not, directly or indirectly, without the prior written approval of the CEO, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time is engaged in the business of insurance in direct or indirect competition with the Company or any of its affiliates (a “Competitor”); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation. Upon the written request of Executive, the CEO will determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 9; provided that the CEO may require Executive to provide such information as the CEO determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned upon the accuracy of such information, and upon such other factors as the CEO may determine.
     10. Solicitation. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, nor will he assist any other person or entity in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof.
     11. Non-interference. Executive agrees that while he is employed by the Company, and for a period of 36 months following his termination of employment with the Company for any reason, he will not disturb, attempt to disturb or cause anyone else to disturb any business relationship or agreement between either the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, and any other person or entity.
     12. Assistance with Claims. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 36 months from the date of termination) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (collectively “Claims”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the interests of the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. The Company agrees to provide reasonable compensation, including reasonable attorney’s fees, to Executive as necessary for such assistance provided during such period. Nothing in this Section 12 is intended or shall be construed to prevent Executive from cooperating fully with any government investigation or review as required by applicable law or regulation.
     13. Return of Materials. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company for any reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company, including without limitation all such originals or copies containing any confidential information, regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will at all times remain, the exclusive property of the Company.
     14. Scope of Covenants.
     (a) The Executive acknowledges that: (a) as a senior executive of the Company he has and will have access to confidential information concerning not only the business segments for which he may have been responsible (an outline summary of which appears in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission) but the entire range of businesses in which the Company was engaged; (b) that the businesses segments for which he may have been responsible and the Company’s businesses are conducted nation-wide; and (c) that the Company’s confidential information, if disclosed or utilized without its authorization, would irreparably harm the Company in: (i) obtaining renewals of existing customers; (ii) selling new business; (iii) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and (iv) other ways arising out of the conduct of the businesses in which the Company is engaged.
     (b) To protect such information and such existing and prospective relationships, and for other significant business reasons, the Executive agrees that it is reasonable and necessary that: (a) the scope of this Agreement be both national and international; (b) its breadth include the entire insurance industry, both domestic and international; and (c) the duration of the restrictions upon the Executive be as indicated therein.
     (c) The Executive acknowledges that the Company’s customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the Company. The Executive agrees that neither any of the provisions in this Agreement nor the Company’s enforcement of it alters or will alter his ability to earn a livelihood for himself and his family and further that both are reasonably necessary to protect the Company’s legitimate business and property interests and relationships, especially those which he was responsible for developing or maintaining. The Executive agrees that his actual or threatened breach of any of the covenants set forth in Sections 7 through 13 above would cause the Company irreparable harm and that the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. The Executive agrees that if bond is required in order for the Company to obtain such relief, such bond need only be in a nominal amount and that he shall reimburse the Company for all costs of any such suit, including the Company’s reasonable attorneys’ fees. The Executive consents to the filing of any such suit against him in the state or federal courts located in Illinois or any state in which he resides. He further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois and irrespective of rules regarding choice of law or conflicts of laws.
     (d) If he has not already done so, Executive agrees to be bound by and to execute the Company’s Confidentiality, Computer Responsibility and Professional Certification Agreement, a copy of which is attached hereto and incorporated by reference herein.
     (e) For purposes of Sections 7 through 14 hereof, the “Company” shall include all subsidiaries and affiliates of the Company and of CNAF, as well as the Company.
     15. Effect of Covenants. Nothing in Sections 7 through 14 shall be construed to limit or otherwise adversely affect any rights, remedies or options that the Company would possess in the absence of the provisions of such Sections.
     16. Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.
     17. Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

     18. Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company’s business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.
     19. Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Illinois (without regard to choice of law or conflict of laws principles).
     20. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties hereto.
     21. Additional Documents. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.
     22. Incorporation. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.
     23. Failure to Enforce. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.
     24. Survival. Except as otherwise expressly set forth herein, the obligations contained in this Agreement shall survive the termination, for any reason whatsoever, of Executive’s employment with the Company.

     25. Headings. All numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.
     26. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:
(a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
     (b) in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or
(c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

If to the Company:
CONTINENTAL CASUALTY COMPANY
CNA Center
Chicago, IL 60685
Attn: Corporate Secretary
If to Executive:
James R. Lewis
82 Weybridge Lane
North Barrington, IL 60010
or to such other address as either party shall furnish to the other party in writing in accordance with the provisions of this Section 26.
     27. Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.
     28. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof), except as otherwise indicated hereinbelow, shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 28, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. This Section 28 shall not be applicable with respect to any subject matter or controversy relating to Sections 7 through 14 of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CONTINENTAL CASUALTY COMPANY

By:	/s/ Lori Komstadius

Title:	Executive Vice President Human Resources

/s/ James R. Lewis

James R. Lewis

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